EXHIBIT 23.6

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.333-61895 and Form S-8 No.333-55970) of our report dated March 5, 2003, with respect to the financial statements of Country Club Kfar Saba Ltd. included in the Annual Report (Form 10K) for 2003 of Ampal-American Israel Corporation.

Luboshitz Kasierer
Certified Public Accountants (Isr.)

March 24, 2004